EXHIBIT 10.35

REGULUS THERAPEUTICS LLC

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of December 29, 2008 by and between Regulus Therapeutics LLC, a Delaware limited liability corporation (the “Company”), and Kleanthis G. Xanthopoulos, Ph.D. (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

The Parties previously entered into a letter agreement dated November 30, 2007 (the “Prior Agreement”) and desire to terminate and replace the Prior Agreement with this Agreement, except as set forth herein.

The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.                                      EMPLOYMENT.

1.1          Term.  The term of this Agreement shall begin on the date first set forth above (the “Effective Date”), and shall continue until terminated in accordance with Section 4 herein.

1.2          Title.  The Executive shall have the title of Chief Executive Officer of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe, but only as consistent with the customary duties of a Chief Executive Officer.  During the term of this Agreement, unless otherwise agreed by the Parties, the Executive shall also serve as a member of the Board.  Upon termination of the Executive’s employment with the Company, for any reason or no reason, the Executive shall immediately resign as a member of the Board.

1.3          Duties.  The Executive shall report to the Board and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Executive Officer, consistent with the bylaws of the Company and as required by the Board.

1.4          Location.  The Executive shall perform services pursuant to this Agreement at the Company’s offices located in Carlsbad, California, or at any other place at which the Company maintains an office; provided, however, that (i) the Company will not relocate the offices that are the primary location at which the Executive performs services pursuant to this Agreement by more than thirty miles from the then current location without the Executive’s prior written consent and (ii) the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.                                      LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1          Loyalty.  During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2          Covenant not to Compete.  Except with the prior written consent of the Board, the Executive will not, while employed by the Company, or during any period during which the Executive is receiving compensation or any other consideration from the Company, including, but not limited to, severance pay pursuant to Section 4.1.3 herein, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during the Executive’s employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company or any of its Affiliates.

2.3          Agreement not to Participate in Company’s Competitors.  During his employment by the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by the Executive, as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or in the over-the-counter market shall not constitute a breach of this paragraph.

3.                                      COMPENSATION OF THE EXECUTIVE.

3.1          Base Salary.  The Company shall pay the Executive a base salary of $420,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy.  Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2          Discretionary Bonuses.  In addition to the Base Salary, the Executive will be eligible to receive a yearly discretionary merit bonus (with a base percentage factor of forty percent (40%)) in accordance with the Company’s Executive Bonus Plan to be established by the Company based upon the Executive’s performance, as determined by the Board in its sole discretion, against fundamental objectives to be mutually agreed upon by the Executive and the Board.  Any bonus that is earned by the Executive under the Executive Bonus Plan, or any other bonus plan approved by the Board, shall be paid to the Executive no later than the March 15 of the year immediately following the year in which such bonus was earned.

3.3          Stock Options.  The Company agrees that it will grant to the Executive, pursuant to the terms of the Company’s 2009 Equity Incentive Plan (the “Plan”) to be established by the Company following the Company’s conversion to a Delaware corporation, stock options to purchase shares of the Common Stock of the Company (each an “Option” and collectively, the “Options”) representing five percent (5%) of the shares of capital stock of the Company outstanding following the Series A Preferred Stock Financing of the Company (which is expected to occur in the first fiscal quarter of 2009) determined on a fully-diluted, as converted to Common Stock basis, including shares reserved for issuance pursuant to the Plan.  Such Options shall include an “early-exercise” feature, which will allow the Executive to exercise the Options with respect to some or all of the unvested shares and such unvested shares shall thereafter be subject to a repurchase option in favor of the Company, which repurchase option shall lapse in accordance with the stated vesting of such unvested Options.  To the maximum extent possible, the Options shall be “incentive stock options” as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The purchase price of the shares issuable upon exercise of the Options shall be equal to the fair market value per share of the Company’s Common Stock on the date of grant, as determined in good faith by the Board based on a valuation performed by a qualified independent appraiser using a traditional appraisal methodology.  The Options will be subject to vesting over a period of four (4) years following the grant date, with 1/4th of the shares subject to such Options vesting on the one (1) year anniversary of the grant date and 1/48th of the shares subject to such Options vesting on a monthly basis thereafter until all the shares subject to such Options are vested on the fourth anniversary of the grant date, in each case only so long as the Executive remains continuously employed by the Company.  In the event of a Change in Control (as defined below), regardless of termination of the Executive’s employment, the vesting of the Options set forth in Section 3.3 hereof shall accelerate and vest in full.  The terms and vesting of the Options will be more fully set forth in the Plan and shall be subject to the Company’s standard form of stock option agreement.

3.4          Changes to Compensation.  It is anticipated that the Executive will be considered on an annual basis for merit increases in base compensation consistent with performance and market trends but subject to Board approval in its sole discretion.  Subject to Section 4.1.3 below, the Executive’s compensation may be changed from time to time in the Company’s sole discretion based upon Board approved changes to the Company’s operating plan after considering relevant business conditions.

3.5          Employment Taxes.  All of the Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6          Benefits.  The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

3.7          Vacations and Holidays.  The Executive shall be entitled to receive three (3) weeks of paid vacation during each calendar year, and shall be entitled to paid holidays in accordance with the Company’s policies.

4.                                      TERMINATION.

4.1          Termination By the Company.  The Executive’s employment with the Company may be terminated under the following conditions:

4.1.1       Termination for Death or Disability.  The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or Complete Disability (as defined below).  If the Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to the Executive, and/or the Executive’s heirs, the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or the Executive’s heirs under this Agreement.

4.1.2       Termination by the Company For Cause.  The Company may terminate the Executive’s employment under this Agreement for Cause (as defined below) or the Executive may resign his employment under this Agreement without Good Reason (as defined below).  If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

4.1.3       Termination By The Company Without Cause Or By The Executive With Good Reason.  If the Company (or its successor) terminates the Executive’s employment without Cause, or if the Executive terminates his employment for Good Reason, then the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.  In addition, subject to the Executive’s delivery to the Company of a release and waiver of claims in the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, (the date Executive’s Release becomes fully effective, the “Release Effective Date”), the Company shall provide the Executive with the following benefits hereunder, as applicable (the “Severance Benefits”):

4.1.3.1          If the Executive’s termination occurs prior to and not within one month of a Change of Control, the Executive shall be entitled to 18 months of his Base Salary in effect as of the termination date (ignoring any reduction in salary that is the basis for a the Executive’s termination of employment for Good Reason), less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates following termination; provided, however, no such payments will be made prior to the Release Effective Date, and on the first regular payroll date following the Release Effective Date, the Company will pay the Executive in a lump sum the amount of the salary continuation he would have otherwise received on and prior to such date but for the delay due to the Release, with the balance paid thereafter on the original schedule.

4.1.3.2          If the Executive’s termination occurs within one month of, or within 12 months following, the effective date of a Change in Control, the Executive shall be entitled to 24 months of his Base Salary in effect as of the termination date (ignoring any reduction in salary that is the basis for a Good Reason Resignation) and two times the maximum amount of the discretionary bonus payable for the then-current year as if all milestones or other performance targets had been achieved, less required deductions and withholdings, paid in the form of a lump sum on the first regular payroll date following the Release Effective Date.

4.1.3.3          The Company shall pay the premiums (the “COBRA Premiums”) for group health plan continuation coverage (i.e., medical, dental and vision insurance) under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under the same plans available to active Company employees and under the same rules, restrictions and regulations applicable thereto for up to 18 months following the Executive’s employment termination date or until the Executive becomes eligible for group health insurance coverage through a new employer or otherwise cease to be eligible for COBRA coverage, whichever occurs first; provided, that the Executive timely elects continued group health coverage under COBRA and otherwise qualifies for continued coverage.  COBRA premium payments extending past 18 months following the Executive’s separation from service, to the extent subject to Section 409A (as defined below), shall be made in compliance with Section 409A.

4.1.3.4          The vesting of the Options set forth in Section 3.3 hereof shall accelerate and vest in full.

4.2          Termination by Mutual Agreement of the Parties.  The Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, of the Parties.  Any such termination of employment shall have the consequences specified in such writing.

4.3          Survival of Certain Provisions.  Sections 2.2, 5 and 17 shall survive the termination of this Agreement.

4.4          Definitions.  For purposes of this Agreement:

4.4.1       “Cause” shall have the meaning defined in the Plan.

4.4.2       “Change of Control” shall mean the occurrence of any one (1) or more of the following events:  (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company) other than Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals; (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; (iii) there is consummated a sale, lease exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than fifty percent (50%) of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto or (iv) prior to December 31, 2009, any of (i), (ii), or (iii) occur with respect to Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals.

4.4.3       “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least 120 consecutive days or 150 days in total during any 12 month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.4.4       “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitutes Good

Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first fifteen (15) days after expiration of the Cure Period:

4.4.4.1          a material breach of this Agreement with the Executive by the Company;

4.4.4.2          a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;

4.4.4.3          a material reduction in the Executive’s authority, duties or responsibilities; or

4.4.4.4          the Company relocates the facility that is the Executive’s principal place of business with the Company to a location that requires an increase in the Executive’s one-way driving distance by more than 30 miles.

5.                                      CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1          As a condition of employment the Executive agrees to abide by the Employee Confidential Information and Inventions Agreement entered into between the Company and the Executive as referenced in the Prior Agreement.

5.2          While employed by the Company and for one year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.                                      ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.                                      CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.                                      INTEGRATION.

This Agreement, including Exhibit A and the Employee Confidential Information and Inventions Agreement referenced in Section 5.1, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties including the Prior Agreement except as indicated herein.

9.                                      AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Chief Executive Officer of the Company as directed by the Board.

10.                               WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.                               SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.                               INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.                               REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14.                               COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.  Facsimile signatures shall be treated the same as original signatures.

15.                               LITIGATION COSTS.

Should any claim be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that Party’s attorney’s fees in such action.

16.                               TRADE SECRETS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information.  Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

17.                               ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear.  The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.  The Company agrees that, following termination of the Executive’s employment, it will not create any new such literature containing the Executive’s name and/or pictures without the Executive’s prior written consent.

18.                               APPLICATION OF SECTION 409A.

Notwithstanding anything to the contrary set forth herein, any Severance Benefits that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”) and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Executive a lump sum amount equal to the sum of the Severance Benefit payments that the Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

19.                               PARACHUTE PAYMENTS.

Except as otherwise provided in an agreement between the Executive and the Company, if any payment or benefit the Executive would receive from the Company or otherwise in connection with a Change of Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined herein). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Executive.  If acceleration of vesting of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

REGULUS THERAPEUTICS LLC

By:	/s/ John Maraganore.

Name:	John Maraganore, Ph.D.

Title:	Chairman of the Board

/s/ Kleanthis G. Xanthopoulos, Ph.D.
KLEANTHIS G. XANTHOPOULOS, PH.D.

[Signature Page to Employment Agreement]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4 of the Employment Agreement dated December 29, 2008, to which this form is attached (the “Employment Agreement”), I, Kleanthis G. Xanthopoulos, Ph.D., hereby furnish Regulus Therapeutics LLC (the “Company”) with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have 21 days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under my Employee Confidentiality and Inventions Assignment Agreement a copy of which is attached hereto (the “CIAA”).  Pursuant to the CIAA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my CIAA.

This Release and Waiver, including the CIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
KLEANTHIS G. XANTHOPOULOS